Exhibit 99.1

IceWEB Appoints Dr. Mark Stavish to Board of Directors

Principal at Evergreen Partners, EVP AOL and Director Pepsico to Help Drive Strategy & Growth Initiatives

STERLING, Va.--(BUSINESS WIRE - Sep 18, 2012)--

IceWEB, Inc.™ (OTC BB: IWEB), a leading provider of Unified Data Storage appliances for cloud and virtual environments,today announced that Dr. Mark Stavish has been appointed to the Board of Directors.

Dr. Stavish is the founder, President and General Manager of Evergreen Partners, a consulting and venture capital entity focusing on the achievement and preservation of organization’s objectives and goals. Concurrently, Dr. Stavish is an Adjunct Professor of Clinical Management and Leadership at The George Washington University. Prior to his ten year tenure with Evergreen, he served as Executive Vice President of Human Resources at AOL. There, he headed AOL’s Human Resource, Facilities and Security Operations and was a significant contributor to the Company’s $100 million to $9 billion revenue growth, employee growth from 700 in two locations to 18,000 in 40 different countries, and member growth from 1.5 million to 35 million. As Director of Human Resources at Pepsi Beverages Company, Dr. Stavish spearheaded Human Resources activities in several of the Company’ regional and headquarters business units.

Dr. Stavish holds an Ed. D. in Human Resources Development and Organizational Learning from The George Washington University and a B.S. in Psychology from Iowa State University.

“Mark brings that special breed of entrepreneurialism coupled with a keen awareness of what it takes to nurture a large corporate infrastructure that IceWEB needs at this critical and exciting juncture. The addition of his vision will be a contributing factor in setting the stones in place for tremendous growth,” stated Rob Howe, CEO.

About IceWEB, Inc.

IceWEB manufactures award-winning, high performance unified data storage appliances with enterprise storage management capabilities at a fraction of the price of traditional providers. Through thin provisioning, target deduplication and inline compression, IceWEB's unified storage arrays enable standardization, consolidation and optimized storage utilization for virtual and cloud environments, saving up to 90% of storage costs, while reducing space, power and cooling requirements and simplifying storage management. For more information please call 800-465-4637 or visit www.IceWEB.com. To become part of the Company's e-mail list for industry updates and press releases, please send an e-mail to ir@iceweb.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

For IceWEB, Inc.™
Cynthia DeMonte,        571-287-2400

ir@iceweb.com

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